Exhibit 1
Press release
ENEL ANNOUNCES ITS INTENTION TO DELIST FROM NYSE AND TO TERMINATE REGISTRATION OF ITS ORDINARY SHARES AND ADSs UNDER THE EXCHANGE ACT
Rome, November 29, 2007 – The Board of Directors of Enel S.p.A. (Borsa Italiana: ENEL; NYSE: EN) today authorized the delisting of the Company’s American Depositary Shares (“ADSs”, each ADS representing five ordinary shares) from the New York Stock Exchange (“NYSE”), and resolved to terminate its registration with the Securities and Exchange Commission (the “SEC”) and related reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”).
In light of the continued low trading volumes of Enel’s ADSs in the United States and the administrative burdens and costs associated with maintaining Enel’s U.S. listing and registration, the Board decided to take advantage of recent amendments by the SEC to the requirements that foreign private issuers must meet in order to terminate their registration and related reporting obligations under the Exchange Act.
Enel concurrently submitted written notice to the NYSE of its intention to delist its ADSs. Enel expects to file with the SEC Form 25, regarding the delisting, on or about December 10, 2007 and expects the delisting to become effective by operation of law on or about December 20, 2007 (i.e. 10 days after the filing of Form 25). On such date Enel expects to file with the SEC Form 15F, regarding the deregistration, and expects the deregistration to become effective 90 days after the filing of Form 15F.
Enel has not arranged for listing and/or registration of its ordinary shares or ADSs on any other U.S. national securities exchange or for quotation of these securities in any quotation medium (as defined in Rule 15c2-11 under the Exchange Act). Enel also intends to terminate its American Depositary Receipt facility with JPMorgan Chase Bank N.A. during the course of the delisting and deregistration procedure. Enel’s ordinary shares will remain listed on the Mercato Telematico Azionario, the automated screen-based trading system managed by Borsa Italiana S.p.A. (the “Italian Stock Exchange”), which is located in Italy. The Italian Stock Exchange constitutes the primary trading market for Enel’s ordinary shares.
The delisting and deregistration do not affect Enel’s relationships with U.S. investors nor its commitment to high standards of corporate governance and financial reporting. Enel will continue to make English translations of its annual reports, financial statements and press releases available on its website www.enel.it.